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                                                                                                                Exhibit 12.1

                                      GE FINANCIAL ASSURANCE HOLDINGS, INC. AND SUBSIDIARIES

                                         Computation of Ratio of Earnings to Fixed Charges

                                                   (Dollar amounts in millions)

                                                                                 Years Ended December 31,
                                                                               --------------------------
                                                        2000            1999            1998            1997           1996
                                                      -------         --------        --------        --------       -------
Net earnings                                          $   768          $  638          $  492          $  425         $  229
Provision for income taxes                                402             248             301             261            140
Minority interest                                           6               4               -               -              1
Cumulative effect of accounting change                      -             (25)              -               -              -
                                                      -------          ------          ------         -------         ------

Earnings before income taxes, minority
     interest and cumulative effect of
     accounting change                                  1,176             865             793             686            370

Fixed charges:
     Interest                                             143              95              95              23              1
     Interest portion of net rentals                       34              21              15               9              5
                                                      -------          ------          ------         -------         ------
Total fixed charges                                       177             116             110              32              6

Earnings before income taxes, minority
     interest and cumulative effect of
     accounting change plus fixed charges             $ 1,353          $  981          $  903          $  718         $  376
                                                      =======          ======          ======         =======         ======

Ratio of earnings to fixed charges                        7.6             8.5             8.2            22.4           62.7
                                                      =======          ======          ======         =======         ======
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For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.